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                                                                    EXHIBIT 10.1

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of April 23, 2001, by and between GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation having its corporate headquarters at One Gaylord Drive, Nashville, Tennessee 37214 ("the Company") and COLIN V. REED, a resident of Las Vegas, Clark County, Nevada ("Executive").

                                   WITNESSETH:

         WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer, and Executive desires to serve in such capacity pursuant to the terms of this Agreement;

         NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                    AGREEMENT

         1. EMPLOYMENT; TERM; PLACE OF EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment with the Company upon the terms and conditions contained in this Agreement. The term of Executive's employment hereunder shall commence on April 23, 2001 (the "Effective Date") and shall continue for a period of four (4) years from and after the Effective Date (the "Employment Period"). For purposes of this Agreement, a "Contract Year" shall mean a one year period commencing on the Effective Date or any anniversary thereof. Executive shall render services at the offices established by the Company in the greater Nashville metropolitan area; provided that Executive agrees to travel on temporary trips to such other places as may be required to perform Executive's duties hereunder.

         2.       DUTIES; TITLE.

                  (a)      Description of Duties.

                           (i) During the Employment Period, Executive shall serve the Company as its President and Chief Executive Officer and report directly to the Board of Directors of Directors (the "Board of Directors"). Executive shall supervise the conduct of the business and affairs of the Company, its subsidiaries and respective divisions and perform such other duties as the Board of Directors shall determine.

                           (ii) Subject to approvals required by the Delaware Business Corporation Act and the Company's Certificate of Incorporation and Bylaws, Executive shall serve as a member of the Board of Directors.

                           (iii) Executive shall faithfully perform the duties required of his office. Subject to Section 2(b), Executive shall devote all of his business time and effort to the performance of his duties to the Company.

                  (b) Other Activities. Notwithstanding anything to the contrary contained in Section 2(a), Executive shall be permitted to engage in the following activities, provided that


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         such activities do not materially interfere or conflict with
         Executive's duties and responsibilities to the Company:

                           (i) Executive may serve on the governing boards of, or otherwise participate in, a reasonable number of trade associations and charitable organizations, whose purposes are not inconsistent with the activities and the image of the Company;

                           (ii) Executive may engage in a reasonable amount of charitable activities and community affairs; and

                           (iii) Subject to the prior approval of the Board of Directors, Executive may serve on the board of directors of one or more business corporations, provided also that they do not compete, directly or indirectly, with the Company.

                  (c) Other Policies. Executive shall be subject to and shall comply with all codes of conduct, personnel policies and procedures applicable to senior executives of the Company, including, without limitation, policies regarding sexual harassment, conflicts of interest and insider trading.

         3.       CASH COMPENSATION.

                  (a) Signing Bonus. The Company shall pay Executive a signing bonus in the amount of $500,000 (the "Signing Bonus"). The Signing Bonus shall be payable as follows: (i) an amount shall be paid to Executive on or before May 7, 2001 equal to $500,000 less the projected "applicable employee remuneration" as defined in Section 162(m)(4)o to be received by Executive during the calendar year ending December 31, 2001; and (ii) the remainder of the Signing Bonus (the "Deferred Signing Bonus") shall be a fully vested deferred obligation of the Company which shall be payable, together with investment earnings thereon, in accordance with Section 6 hereof. Payment of the Deferred Signing Bonus shall be facilitated by the Company contributing to the rabbi trust established pursuant to Section 6 (the "Rabbi Trust") an amount of cash equal to the Deferred Signing Bonus, as set forth in Section 6.

                  (b) Base Salary. During the initial Contract Year, the Company shall pay to Executive an annual salary of $650,000. Executive's annual salary shall be increased in each subsequent Contract Year by a percentage equal to the annual percentage increase, if any, generally granted to other senior executives, such percentage to be determined from time to time by the Compensation Committee of the Board of Directors (such annual salary, together with any increases under this subsection (b), being herein referred to as the "Base Salary").

                  (c)      Annual Cash Bonus.

                           (i) 2001 Calendar Year Bonus. For the 2001 calendar year, Executive shall be entitled to receive a guaranteed cash bonus of $200,000.00 (the "Guaranteed Cash Bonus"). In addition to the Guaranteed Cash Bonus, Executive shall be entitled to receive a bonus of up to $200,000.00 which shall be determined in accordance with

---------------
- All section references are to the Internal Revenue Code of 1986, as amended, unless otherwise specified.


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                  the following procedures (the "Additional 2001 Bonus"). On or before June 30, 2001, Executive shall deliver to the Board of Directors a proposed budget for the Company for July 1, 2001 through December 31, 2001 (the "2001 Interim Period") for the Board's approval. Executive and the Board of Directors shall mutually establish performance target(s) for the Company for the 2001 Interim Period (which when so determined shall be attached as Exhibit A hereto) (the "2001 Bonus Target"). If the Company attains 85% of the 2001 Bonus Target (the "2001 Minimum Percentage"), Executive shall be entitled to receive a bonus of $170,000.00. Executive shall be entitled to receive an additional $2,000.00 for each percentage point increase over the 2001 Minimum Percentage up to the attainment by the Company of 100% of the Bonus Target. The Guaranteed Cash Bonus and the Additional 2001 Bonus shall be paid to Executive in a single lump sum on or before February 28, 2002.

                           (ii)     2002, 2003, 2004 and 2005 Calendar Year
                  Bonus. For the 2002, 2003 and 2004 calendar years, and for the 2005 partial year, Executive shall be eligible for an annual cash bonus of up to 150% of the portion of Executive's Base Salary to be paid to him in each calendar year and shall be determined in accordance with the following procedures (the "Year-End Bonus"). Executive shall deliver to the Board of Directors a budget for the Company for each calendar year by January 15 of such calendar year. Executive and the Board of Directors shall mutually establish performance target(s) for the Company for such calendar year (which when so determined shall be attached as Exhibit A hereto) (the "Bonus Target"). If the Company attains 85% of the Bonus Target (the "Minimum Percentage"), Executive shall be entitled to receive a bonus of 50% of Base Salary. For each percentage point increase over the Minimum Percentage, Executive shall be entitled to receive an additional bonus of 3.3% of his Base Salary. For each percentage point increase over 100% of the Bonus Target up to a maximum of 150% of the Bonus Target, Executive shall be entitled to receive an additional bonus of 1.0% of his Base Salary. The Year End Bonus for each calendar year shall be paid to Executive on or before the end of February 28th of the immediately succeeding year.

                  (d) Withholding. The Base Salary, the Guaranteed Cash Bonus, the Additional 2001 Bonus, and each Year-End Bonus shall be subject to applicable withholding and shall be payable in accordance with the Company's payroll practices.

         4.       EQUITY COMPENSATION.

                  (a) Stock Option Grant. Subject to the vesting schedule provided herein, the Company hereby grants to Executive options to purchase 500,000 shares of common stock of the Company ("Company Common Stock") (the "Stock Options"). The Stock Options shall (i) be granted pursuant to the Company's 1997 Stock Option and Incentive Plan as may hereinafter be further amended (the "Omnibus Plan"); (ii) be subject to the terms of a stock option agreement between the Company and Executive in the form prescribed for Company executives generally and attached hereto as Exhibit B; (iii) vest in 125,000 share increments on the first through the fourth anniversaries of the Effective Date (each a "Vesting Date"); provided, however, Executive must be employed by the Company on each such anniversary date for such particular share increment to vest; (iv) be exercisable at the closing price of the Company Common Stock as reported in the Wall Street Journal for the trading day


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         immediately preceding the award of the option grant by the Board of
         Directors (which award shall precede the execution of this Agreement); and (v) have a term of ten years from the Effective Date (the "Stock Option Term"). If Executive remains employed by Company until the expiration of the Employment Period, he shall be entitled to exercise the Stock Options at any time prior to the expiration date of the Stock Option Term notwithstanding anything to the contrary contained in the Company's Omnibus Plan.

                  (b) Restricted Stock Grant. The Company shall deliver to the trustee of the Rabbi Trust 50,000 restricted shares of Company Common Stock (the "Restricted Stock Grant") to be held in a separate share known as "Account B." The restrictions on the Restricted Stock Grant shares shall terminate (i.e., the shares will become available for distribution to Executive) in 12,500 share increments on the first through the fourth anniversaries of the Effective Date; provided, however, Executive must be employed by the Company on each such anniversary date for the restrictions on the particular share increment to be terminated. The Restricted Stock Grant is hereby granted pursuant to the Company's Omnibus Plan as may hereafter be further amended, and shall otherwise be subject to the terms of a restricted stock grant agreement between the Company and Executive in the form prescribed for Company executives generally, which form is attached hereto as Exhibit
         C. If a restriction terminates as to a 12,500 share increment, the trustee of the Rabbi Trust shall deliver such shares to Executive unless Section 6 herein requires that the distribution be deferred. If distribution is deferred, the Restricted Stock Grant shall continue to be held in Account B of the Rabbi Trust, until distribution is made in accordance with Section 6(d) hereof. Nothing herein shall, however, prevent the trustee of the Rabbi Trust upon the direction of the Company, which shall be made only after consultation with Executive, from selling unrestricted shares held in Account B and reinvesting the proceeds in other investments selected by Company (in which event the benefit under this paragraph (b) shall be determined by reference to the value of such substituted assets). If Executive's employment is terminated for any reason, any of the Restricted Stock Grant held in the Rabbi Trust, the restrictions of which have not been eliminated, will be forfeited by Executive and delivered to the Company.

                  5.       BENEFITS; EXPENSES; ETC.

                  (a) Custom Non-Qualified Mid-Career Supplemental Employee Retirement Plan. Executive shall be entitled to a nonqualified supplemental executive retirement benefit (the "SERP"). Company agrees to pay Executive a retirement benefit which will have a present value of $2,500,000.00 upon the expiration of four (4) years from the Effective Date (the "SERP Benefit"). The retirement benefit will accrue 25% for each complete year over a four (4) year period beginning with the Effective Date (the "SERP Vesting Period") to a present value amount after four (4) years of $2,500,000.00. Except as otherwise set forth in this Agreement, and subject to deferral pursuant to Section 6, the SERP Benefit shall be payable upon the fourth anniversary of the Effective Date.

                  (b) Expenses. During the Employment Period, the Company shall reimburse Executive, in accordance with the Company's policies and procedures, for all reasonable expenses incurred by Executive, including reimbursement for his reasonable first class travel expenses and, on up to two occasions per year, those of his spouse, in connection with the performance of his duties for the Company.


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                  (c)      Vehicle Allowance. During the Employment Period,
         Executive shall be entitled to receive from the Company a vehicle allowance of $1,050 per month, subject to future increases as may be granted to senior executives.

                  (d) Use of Company Aircraft. During the Employment Period and subject to availability, the Company shall make available a jet aircraft to Executive.

                  (e) Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks vacation during each Contract Year.

                  (f) Executive Financial Counseling. During the Employment Period, the Company shall reimburse Executive for up to a maximum of $15,000 of financial counseling expenses per year, upon submission of documentation evidencing such expenses.

                  (g) Relocation Benefits. Executive will receive relocation benefits under the Company's relocation policy for top level executive officers. In addition, Executive shall receive a reasonable temporary housing allowance for up to 90 days, and reimbursement for all commissions paid in connection with the sale of Executive's principal residence pursuant to the relocation.

                  (h) Attorney's Fees. Executive shall be entitled to reimbursement for reasonable attorney's fees and expenses incurred by Executive in the review and negotiation of this Agreement, upon submission of documentation evidencing such fees and expenses.

                  (i) Company Plans. During the Employment Period, Executive shall be entitled to participate in and enjoy the benefits of
         (i) the Company Health Insurance Plan, (ii) the Company 401(k) Savings Plan, (iii) the Company Supplemental Deferred Compensation ("SUDCOMP") Plan, and (iv) any health, life, disability, retirement, pension, group insurance, or other similar plan or plans which may be in effect or instituted by the Company for the benefit of senior executives generally, upon such terms as may be therein provided. A summary of such benefits as in effect on the date hereof has been provided to Executive, the receipt of which is hereby acknowledged.

         6.       DEFERRAL OF EXCESSIVE EMPLOYEE REMUNERATION.

                  (a) Deferral of Current Compensation. During any period in which Executive is a "covered employee" within the meaning of
         Section 162(m)(3), any "applicable employee remuneration" otherwise payable to Executive in excess of the limit specified in Section 162(m)(1) or any successor provision of the Code (currently $1,000,000) shall not be currently paid, but shall be a deferred payment obligation of the Company governed by the provisions of this Section 6.

                  (b) Vesting of Deferred Compensation; Investment Earnings. All such deferred payment obligations shall be fully vested and shall be credited with investment earnings (or losses). The rate of investment earnings (or losses) of such deferred amounts shall be equal to the rate of investment earnings (or losses) of one or more mutual funds selected by the Company after consultation with Executive and identified to Executive as such, which mutual funds may be changed from time to time by the Company after consultation with Executive. While the Company shall make reasonable efforts to act prudently in the


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         selection of such mutual funds, taking into account Executive's investment preferences, the Company shall not be responsible for the investment performance of any such fund(s).

                  (c) Deposit to Rabbi Trust. In order to facilitate the payment of the Company's deferred payment obligation, at the time that the Company would otherwise make a payment to Executive but for the Code Section 162(m) limitations, the Company shall deposit an amount of cash equal to the amount which is being deferred, into "Account A" of a "rabbi trust" to be known as the Deferred Compensation Rabbi Trust (the "Rabbi Trust") to be established by the Company with an independent corporate trustee acceptable to the Company and Executive within thirty
         (30) days from the Effective Date. The Rabbi Trust shall satisfy the requirements of Section 7 hereof and shall be in substantially the form attached hereto as Exhibit E.

                  (d) Distribution of Deferred Amounts. Amounts deferred pursuant to this Section 6 and earnings thereon, shall be paid to Executive at the earliest time possible without being nondeductible by the Company under Code Section 162(m), but in all events not later than ten (10) days following the termination of Executive's employment with the Company (without regard to the reason of such termination), except that if the Company believes, based on the written opinion of counsel, that payment at such time will result in nondeductibility by the Company under Section 162(m), payment may, at the election of Company be further deferred but not beyond the end of the first full week following the calendar year in which the termination of employment occurs. Distributions from the Rabbi Trust shall to the extent feasible be made from Account A prior to any distributions from Account B.

         7.       RABBI TRUST. It is understood and agreed by the parties that
(i) the Rabbi Trust shall remain subject to the claims of the Company's general creditors; (ii) any income tax payable with respect to the Rabbi Trust shall be the sole obligation and responsibility of the Company (and shall not reduce the assets in the Rabbi Trust so long as the Rabbi Trust remains a "grantor trust" for federal income tax purposes); and (iii) the establishment of the Rabbi Trust shall not relieve the Company of its liability to pay amounts due under this Agreement. The Rabbi Trust shall, however, relieve the Company of its liability to pay amounts due under this Agreement to the extent that payments are made in accordance with the terms of this Agreement and the Rabbi Trust.

         8. TERMINATION. Executive's employment hereunder may be terminated prior to the expiration of the Employment Period as follows:

                  (a) Termination by Death. Upon the death of Executive ("Death"), Executive's employment shall automatically terminate as of the date of Death.

                  (b) Termination by Company for Permanent Disability. At the option of the Company, Executive's employment may be terminated by written notice to Executive or his personal representative in the event of the Permanent Disability of Executive. As used herein, the term "Permanent Disability" shall mean a physical or mental incapacity or disability which renders Executive unable substantially to render the services required hereunder for a period of ninety (90) consecutive days or one hundred eighty (180) days during any twelve (12) month period as determined in good faith by the Company.


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                  (c)      Termination by Company for Cause. At the option of
         the Company, Executive's employment may be terminated by written notice to Executive upon the occurrence of any one or more of the following events (each, a "Cause"):

                           (i) any action by Executive constituting fraud, self-dealing, embezzlement, or dishonesty in the course of his employment hereunder;

                           (ii) any conviction of Executive of a crime involving moral turpitude;

                           (iii) failure of Executive after reasonable notice promptly to comply with any valid and legal directive of the Board of Directors ;

                           (iv) a material breach by Executive of any of his obligations under this Agreement and failure to cure such breach within ten (10) days of his receipt of written notice thereof from the Company; or

                           (v) a failure by Executive to perform adequately his responsibilities under this Agreement as demonstrated by objective and verifiable evidence showing that the business operations under Executive's control have been materially harmed as a result of Executive's gross negligence or willful misconduct.

                  (d) Termination by Executive for Good Reason. At the option of Executive, Executive may terminate his employment by written notice to Company given within a reasonable time after the occurrence of the following circumstances ("Good Reason"), unless the Company cures the same within thirty (30) days of such notice:

                           (i) Any adverse change by Company in the Executive's position or title described in Section 2 hereof, whether or not any such change has been approved by a majority of the members of the Board;

                           (ii) The assignment to Executive, over his reasonable objection, of any duties materially inconsistent with his status as President and Chief Executive Officer or a substantial adverse alteration in the nature of his responsibilities;

                           (iii) A reduction by Company in his annual base salary of $650,000 as the same may be increased from time to time pursuant to Section 3(b) hereof;

                           (iv) Company's requiring Executive to be based anywhere other than the Company's headquarters in Nashville, Tennessee except for required travel on the Company's business;

                           (v) The failure by Company, without Executive's consent, to pay to him any portion of his current compensation, except pursuant to this Agreement or pursuant to a compensation deferral elected by Executive, or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of Company within thirty days of the date such compensation is due;

                           (vi) Except as permitted by this Agreement, the failure by Company to continue in effect any compensation plan (or substitute or alternative plan) in which


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                  Executive is entitled to participate which is material to
                  Executive's total compensation, or the failure by the Company to continue Executive's participation therein on a basis that is materially as favorable both in terms of the amount of benefits provided and the level of Executive's participation relative to other participants at Executive's grade level; or

                           (vii) The failure by Company to continue to provide Executive with benefits substantially similar to those enjoyed by senior executives under the Company's pension and deferred compensation plans, and the life insurance, medical, health and accident, and disability plans in which Executive is entitled to participate, except as required by law, or the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled; or

                           (viii) A material breach by the Company of any of its obligations under this Agreement.

                  (e) Termination by Company Without Cause. At the option of the Company Executive's employment may be terminated by written notice to Executive at any time ("Without Cause").

         9.       EFFECT OF TERMINATION.

                  (a) Effect Generally. If Executive's employment is terminated prior to the fourth anniversary of the Effective Date, the Company shall not have any liability or obligation to Executive other than as specifically set forth in Section 8, Section 9 and Section 10 hereof. Upon the termination of Executive's employment for any reason, he shall, upon the request of the Company, resign from the Board of Directors.

                  (b) Effect of Termination by Death. Upon the termination of Executive's employment as a result of Death, Executive's estate shall be entitled to receive an amount equal to: (i) accrued but unpaid Base Salary through the date of termination; (ii) a pro rata portion of Executive's Annual Bonus, if any, for the year in which termination occurs, (iii) any unpaid portion of the Signing Bonus or Annual Bonuses for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(b), (c), (f), (g) or (h), and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company, excluding benefits payable pursuant to any plan beneficiary pursuant to a contractual beneficiary designation by Executive, (iv) a pro-rata portion of the SERP Benefit with the vested portion of the SERP Benefit equal to $2,500,000 multiplied by a fraction, the numerator of which is the total number of months (including any fractional month) during which Executive was employed hereunder, and the denominator of which is 48; (v) the portion of the Restricted Stock Grant that is free from restrictions as of the date of death and the acceleration and immediate release of all restrictions from all Restricted Stock Grants that are subject to restrictions as of the date of death, (vi) Executive's vested Stock Options as of the date of death, the vesting and exercise of which is governed by the Omnibus Plan; and (vii) all of Executive's Stock Options, which pursuant to the Omnibus


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         Plan are accelerated as of the termination date (date of death) and are exercisable until the expiration of the Stock Option Term.

                  (c) Effect of Termination for Permanent Disability. Upon the termination of Executive's employment hereunder as a result of Permanent Disability, Executive shall be entitled to receive an amount equal to: (i) accrued but unpaid Base Salary through the date of termination; (ii) a pro rata portion of Executive's Annual Bonus, if any, for the year in which termination occurs, (iii) any unpaid portion of the Signing Bonus or an Annual Bonus for prior calendar years, long-term disability benefits available to executives of the Company, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(b), (c), (f), (g) or (h), and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) a pro rata portion of the SERP Benefit with the vested portion of the SERP Benefit equal to $2,500,000 multiplied by a fraction, the numerator of which is the total number of months (including any fractional month) during which Executive was employed hereunder, and the denominator of which is 48; (v) the portion of the Restricted Stock Grant that is free from restrictions as of the termination date; (vi) Executive's vested Stock Options as of the date of termination, the vesting of which is governed by the Omnibus Plan; and (vii) all of Executive's Stock Options, which pursuant to the Omnibus Plan are accelerated as of the termination date and are exercisable until the expiration of the Stock Option Term. Payments to Executive hereunder shall be reduced by any payments received by Executive under any worker's compensation or similar law.

                  (d) Effect of Termination by the Company for Cause or by Executive Without Good Reason. Upon the termination of Executive's employment by the Company for Cause or by Executive for any reason other than Good Reason, Executive shall be entitled to receive an amount equal to: (i) accrued but unpaid Base Salary through the date of termination, (ii) any unpaid Annual Bonus for prior calendar years, accrued but unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(b), (c), (f), (g) or (h), and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iii) to the extent Executive's termination occurs after the expiration of one (1) year from the Effective Date, any unpaid portion of the Signing Bonus and (iv) the portion of the Restricted Stock Grant that is free from restrictions as of the termination date. All Stock Options, to the extent not theretofore exercised, shall terminate on the date of termination of employment under this Section 9(d). Executive shall also forfeit any vested or unvested SERP Benefit and any right to an Annual Bonus for the calendar year in which Executive's termination occurs. In addition, if such termination occurs within one (1) year after the Effective Date, Executive will forfeit any unpaid portion of his Signing Bonus and must repay to the Company any portion of the Signing Bonus paid to Executive. To satisfy Executive's obligation to repay the Signing Bonus, the Company shall be entitled to offset any amounts owed to Executive pursuant to this subparagraph.

                  (e) Effect of Termination by the Company Without Cause or by Executive for Good Reason. Upon the termination of Executive's employment hereunder by the Company Without Cause or by Executive for Good Reason, Executive shall be entitled to: (i) the payment of two times Executive's Base Salary for the year in which such termination shall occur; (ii) payment of two times Executive's Annual Bonus for the preceding year, (iii) any unpaid portion of the Signing Bonus or any Annual Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(b), (c) (f), (g) or (h), and any other benefits owed to Executive pursuant to any written employee benefit


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         plan or policy of the Company; (iv) any vested portion of the SERP
         Benefit and the acceleration and immediate vesting of up to 1/2 of the SERP Benefit ($1,250,000.00); (v) the portion of the Restricted Stock Grant that is free from restrictions as of the date of termination and the acceleration and immediate release of all restrictions from up to 25,000 shares of the Restricted Stock Grant that are subject to restrictions as of the date of termination, and (vi) the vested portion of Executive's Stock Options, and the acceleration and immediate vesting of up to 250,000 of Executive's unvested Stock Options. Executive shall have two (2) years from the date of such termination Without Cause or by Executive for Good Reason to exercise all vested Stock Options.

         10.      CHANGE OF CONTROL.

                  (a) Definition. A "Change of Control" shall be deemed to have taken place if:

                           (i) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, a wholly-owned subsidiary thereof, Edward L. Gaylord or any member of his immediate family or any trusts or other entities controlled by Edward L. Gaylord or any member of his immediate family, or any employee benefit plan of the Company or any of its subsidiaries becomes the beneficial owner of Company securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business);

                           (ii) any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of Company securities having greater voting power than the Company securities held by Edward L. Gaylord, any member of his immediate family, and any trusts or other entities controlled by Edward L. Gaylord or any member of his immediate family.

                           (iii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the holders of all the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction constitute, following such transaction, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions; or

                           (iv) the Company sells all or substantially all of the assets of the Company.

                  (b) Effect of Change of Control. In the event that within one (1) year following a Change of Control, the Company terminates Executive Without Cause or Executive terminates employment for Good Reason, Executive shall be entitled to: (i) the payment of two times Executive's Base Salary for the year in which such termination shall occur; (ii) the payment of two times Executive's Annual Bonus for the preceding year; (iii) any unpaid portion of the Signing Bonus or any Annual Bonus for prior calendar years, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(b), (c) (f), (g) or (h), and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; (iv) any vested portion of the SERP Benefit and the immediate vesting of any unvested portion of the SERP Benefit; (v) the portion of the Restricted Stock Grant that is free from restrictions as of the date of termination and the acceleration and immediate release of all restrictions from all Restricted Stock Grants that are subject to restrictions as of the date of termination; and
         (vi) the vested portion of Executive's Stock Options and the acceleration and immediate vesting of any unvested portion of Executive's Stock Options. Executive shall have two (2) years from the date of such termination to exercise all vested Stock Options.

                  (c) Going Private Transaction. Notwithstanding the foregoing, if Edward L. Gaylord or any member of his immediate family or any trusts or other entities controlled by Edward L. Gaylord or any member of his immediate family initiates any Rule 13e-3 transaction, as that term is defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934 (the "Rule 13e-3 Transaction"), and all conditions precedent to the Company's obligation to consummate the Rule 13e-3 Transaction shall have been satisfied, all unvested Stock Options shall vest and all restrictions shall be removed from the Restricted Stock Grant shares. Provided, however, that if the Rule 13e-3 Transaction is not thereafter consummated, the acceleration of Stock Option vesting and removal of Restricted Stock Grant restrictions shall be deemed to be null and void.

         11. EXCISE TAX REIMBURSEMENT. In connection with or arising out of a Change in Control of the Company, in the event Executive shall be subject to the tax imposed by Section 4999 of the Code (the "Excise Tax") in respect of any payment or distribution by the Company or any other person or entity to or for Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, or whether prior to or following any termination of Executive other than Termination for Cause or By Executive without Good Reason (a "Payment"), the Company shall pay to Executive an additional amount. The additional amount (the "Gross-Up Payment") shall be equal to the Excise Tax, together with any federal, state and local income tax, employment tax and any other taxes associated with this payment such that Executive incurs no out-of-pocket expenses associated with the Excise Tax. Provided, however, nothing in this Section shall obligate the Company to pay Executive for any federal, state or local income taxes imposed upon Executive by virtue of a Payment. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax the following will apply:

                  (a) Determination of Parachute Payments. Any payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or his termination of employment other than by the Company for Cause or by Executive Without Good Reason shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax; and

                  (b) Valuation of Benefits and Determination of Tax Rates. The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with proposed, temporary or final regulations under Section 280G(d)(3) and (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the date of termination of his employment, net of the applicable reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  (c) Repayment of Gross-Up by Executive and Possible Additional Gross-Up by Company. In the event that the amount of Excise Tax attributable to Payments is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive's employment, he shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (including the portion of the Gross-Up Payment attributable to the Excise Tax, employment tax and federal (and state and local) income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or a federal (and state and local) income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax attributable to Payments is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest and/or penalties payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined.

         12.      EXECUTIVE COVENANTS.

                  (a) General. Executive and the Company understand and agree that the purpose of the provisions of this Section 12 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to impair or infringe upon Executive's right to work, earn a living, or acquire and possess property from the fruits of his labor. Executive hereby acknowledges that the post-employment restrictions set forth in this Section 12 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of his employment with the Company. Therefore, subject to the limitations of reasonableness imposed by law upon restrictions set forth herein, Executive shall be subject to the restrictions set forth in this Section 12.

                  (b) Definitions. The following capitalized terms used in this Section 12 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms: "Confidential Information" means any confidential or proprietary information possessed by the Company without limitation, any confidential "know-how," customer lists, details of client and consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or plans, computer software programs (including object code and source code), data and documentation, data base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, financial information and data, business acquisition plans, new personnel acquisition plans and any other information that would constitute a trade secret under the common law or statutory law of the State of Tennessee.

                           "Person" means any individual or any corporation,
                  partnership, joint venture, association or other entity or enterprise.

                           "Protected Employees" means employees of the Company
                  or its affiliated companies who are employed by the Company or its affiliated companies at any time within six (6) months prior to the date of termination of Executive for any reason whatsoever or any earlier date (during the Restricted Period) of an alleged breach of the Restrictive Covenants by Executive.

                           "Restricted Period" means the period of Executive's
                  employment by the Company plus a period extending two (2) years from the date of termination of employment; provided, however, the Restricted Period shall be extended for a period equal to the time during which Executive is in breach of his obligations to the Company under this Section 12.

                           "Restrictive Covenants" means the restrictive
                  covenants contained in Section 12(c) hereof:

                  (c)      Restrictive Covenants.

                           (i) Restriction on Disclosure and Use of Confidential Information. Executive understands and agrees that the Confidential Information constitutes a valuable asset of the Company and its affiliated entities, and may not be converted to Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Restricted Period or thereafter, reveal, divulge or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, at any time during the Restricted Period or thereafter, directly or indirectly, use or make use of any Confidential Information in connection with any business activity other than that of the Company. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company's rights or Executive's obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices,

                           (ii) Non-solicitation of Protected Employees. Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive's own behalf or on behalf of any Person solicit any Protected Employee to terminate his or her employment with the Company.

                           (iii) Non-interference with Company Opportunities. Executive understands and agrees that all business opportunities with which he is involved during his employment with the Company constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive's own use or converted by Executive for the use of any other Person. Accordingly, Executive hereby agrees that during the Restricted Period or thereafter, Executive shall not directly or indirectly on Executive's own behalf or on behalf of any Person, interfere with, solicit, pursue, or in any way make use of any such business opportunities.

                  (d) Exceptions from Disclosure Restrictions. Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Executive or his agent; (ii) becomes available to Executive in a manner that is not in contravention of applicable law from a source (other than the Company or its affiliated entities or one of its or their officers, employees, agents or representatives) that is not known by Executive, after reasonable investigation, to be bound by a confidential relationship with the Company or its affiliated entities or by a confidentiality or other similar agreement; or (iii) is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, court order or legal process, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

                  (e)      Enforcement of the Restrictive Covenants.

                           (i) Rights and Remedies upon Breach. In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The rights referred to herein shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.

                           (ii)     Severability of Covenant. Executive
                  acknowledges and agrees that the Restrictive Covenants are reasonable and valid in all respects. If any court determines that any Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

         13. COOPERATION IN FUTURE MATTERS. Executive hereby agrees that, for a period of three (3) years following the date of his termination, he shall cooperate with the Company's reasonable requests relating to matters that pertain to Executive's employment by the Company, including, without limitation, providing information of limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration Executive's other commitments, and Executive shall be compensated at a reasonable hourly or per diem rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. Executive shall also be reimbursed for all reasonable out of pocket expenses. Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of service for another employer or otherwise, nor in any manner that in the good faith belief of Executive would conflict with his rights under or ability to enforce this Agreement.

         14. INDEMNIFICATION. The Company shall indemnify Executive and hold him harmless from and against any and all costs, expenses, losses, claims, damages, obligations or liabilities (including actual attorneys fees and expenses) arising out of any acts or failures to act by the Company, its directors, employees or agents that occurred prior to the Effective Date, or arising out of or relating to any acts, or omissions to act, made by Executive on behalf of or in the course of performing services for the Company to the fullest extent permitted by the Bylaws of the Company, or, if greater, as permitted by applicable law, as the same shall be in effect from time to time. If any claim, action, suit or proceeding is brought, or any claim relating thereto is made, against Executive with respect to which indemnity may be sought against the Company pursuant to this Section, Executive shall notify the Company in writing thereof, and the Company shall have the right to participate in, and to the extent that it shall wish, in its discretion, assume and control the defense thereof, with counsel satisfactory to Executive.

         15. EXECUTIVE'S REPRESENTATIONS AND WARRANTIES. Executive represents and warrants that he is free to enter into this Agreement and, as of the Effective Date, that he is not subject to any conflicting obligation or any disability which shall prevent or hinder Executive's execution of this Agreement or the performance of his obligations hereunder; that no lawsuits or claims are pending or, to Executive's knowledge, threatened against Executive; and that he has never been subject to bankruptcy, insolvency, or similar proceedings, has never been convicted of a felony or a crime involving moral turpitude, and has never been subject to an investigation or proceeding by or before the Securities and Exchange Commission or any state securities commission. The Company shall have the authority to conduct an independent investigation into the background of Executive and Executive agrees to fully cooperate in any such investigation. The Company shall notify Executive if it intends to conduct such an investigation.

         16. NOTICES. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, or by commercial courier or delivery service, or by facsimile or electronic mail, addressed to the parties at the addresses set forth below (or at such other address as any party may specify by notice to all other parties given as aforesaid):

                  (a)      if to the Company, to:

                           Gaylord Entertainment Company
                           One Gaylord Drive
                           Nashville, Tennessee 37214
                           Attention: Rod Connor
                           Facsimile Number: (615) 316-6312
                           E-Mail: rconnor@gaylordentertainment.com

                           With a copy to:

                           Thomas J. Sherrard, Esq.
                           Sherrard & Roe, PLC
                           424 Church Street, Suite 2000
                           Nashville, TN  37219
                           Facsimile Number: (615) 742-4539
                           E-Mail: TSherrard@sherrardroe.com

                  (b)      if to Executive, to:

                           Colin V. Reed
                           c/o Gaylord Entertainment Company
                           One Gaylord Drive
                           Nashville, TN 37214

                           With a copy to:

                           Ralph B. Lake, Esq.
                           Burch, Porter & Johnson PLLC
                           130 N Court Avenue
                           Court Square Office
                           Memphis, TN  38103-2217
                           Facsimile Number: (901) 524-5024
                           E-Mail: Rlake@bpjlaw.com

and/or to such other persons and addresses as any party shall have specified in writing to the other by notice as aforesaid.

         17.      MISCELLANEOUS.

                  (a) Entire Agreement. This writing and the Exhibits hereto constitute the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended, or terminated except by a written agreement signed by all of the parties hereto. Nothing contained in this Agreement shall be construed to impose any obligation on the Company to renew this Agreement and neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation upon the expiration of this Agreement.

                  (b) Assignment; Binding Effect. This Agreement shall not be assignable by Executive, but it shall be binding upon, and shall inure to the benefit of, his heirs, executors, administrators, and legal representatives. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement may only be assigned by the Company to an entity controlling, controlled by, or under common control with the Company; provided, however, that no such assignment shall relieve the Company of any of its obligations hereunder.

                  (c) Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

                  (d) Enforceability. Subject to the terms of Section 12(e) hereof, if any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein, unless the invalidity or unenforceability of such provision substantially impairs the benefits of the remaining portions of this Agreement.

                  (e) Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the sections.

                  (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall be deemed one original.

                  (g) Confidentiality of Agreement. The parties agree that the terms of this Agreement as they relate to compensation, benefits, and termination shall, unless otherwise required by law (including, in the Company's reasonable judgment, as required by federal and state securities laws), be kept confidential; provided, however, that any party hereto shall be permitted to disclose this Agreement or the terms hereof with any of its legal, accounting, or financial advisors provided that such party ensures that the recipient shall comply with the provisions of this Section 17(g).

                  (h) Governing Law. This Agreement shall be deemed to be a contract under the laws of the State of Tennessee and for all purposes shall be construed and enforced in accordance with the internal laws of said state.

                  (i) No Third Party Beneficiary. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

                  (j) Arbitration. Any controversy or claim between or among the parties hereto, including but not limited to those arising out of or relating to this Agreement or any related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the law of the state of Tennessee), the Commercial Arbitration Rules of the American Arbitration Association in effect as of the date hereof, and the provisions set forth below. In the event of any inconsistency, the provisions herein shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to the Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action; provided, however, that all arbitration proceedings shall take place in Nashville, Tennessee. The arbitration body shall set forth its findings of fact and conclusions of law with citations to the evidence presented and the applicable law, and shall render an award based thereon. In making its determinations and award(s), the arbitration body shall base its award on applicable law and precedent, and shall not entertain arguments regarding punitive damages, nor shall the arbitration body award punitive damages to any person. Each party shall bear its own costs and expenses.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                     GAYLORD ENTERTAINMENT COMPANY


                                     By:          /s/ E. K. Gaylord II
                                         ---------------------------------------
                                         E. K. Gaylord II, Chairman
                                         Board of Directors

                                     EXECUTIVE:


                                                  /s/ Colin V. Reed
                                         ---------------------------------------
                                         Colin V. Reed

                                    EXHIBIT A

                               Bonus Plan Targets

                                    EXHIBIT B

                             STOCK OPTION AGREEMENT

                          GAYLORD ENTERTAINMENT COMPANY
                  1997 OMNIBUS STOCK OPTION AND INCENTIVE PLAN

         This STOCK OPTION AGREEMENT (the "Agreement") is by and between Gaylord Entertainment Company, a Delaware corporation (the "Company"), and Colin V. Reed (the "Grantee"), under the Company's 1997 Omnibus Stock Option and Incentive Plan, as amended (the "Plan").

         Pursuant to the terms of that certain Executive Employment Agreement, dated as of April 23, 2001, between the Company and Grantee (the "Employment Agreement"), in order to provide an incentive to the Grantee to exert his utmost efforts on behalf of the Company, the Grantee has been awarded a nonqualified stock option (the "Option") to purchase certain shares of Common Stock of the Company, par value $.01 per share ("Common Stock"), on the terms and conditions set forth in the Plan and this Agreement.

         SECTION 1. THE OPTION GRANT. The Grantee is hereby granted a Nonqualified Stock Option to purchase 500,000 shares of Common Stock of the Company at a purchase price of $25.25 per share. Said Nonqualified Stock Option is subject to the terms set forth below.

         SECTION 2.        EXERCISE OF OPTION RIGHTS.

         2.1 Times When the Option Can Be Exercised. The Option shall vest and become exercisable pursuant to the terms of the Employment Agreement.

         2.2 Term of Option. The term during which the Option may be exercised shall terminate on April 22, 2011 subject to earlier termination as provided for in Section 3 of this Agreement or in the Employment Agreement (the "Option Term").

         2.3 Notice of Exercise. If the Grantee wishes to exercise his rights hereunder, the Grantee must give notice of exercise to the Company at the Company's principal office. The Grantee must give the notice in writing in form satisfactory to the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Grantee must include with the notice full payment for any shares being purchased under the Option (unless, in accordance with the Plan, the Committee shall have provided otherwise), and any taxes due under
Section 2.4.2 hereof.

         2.4      Payment.

                  2.4.1 Payment for any Common Stock being purchased under the Option must be made in cash, by certified or bank check, or by delivering to the Company Common Stock of the Company which the Grantee already owns. If the Grantee pays by delivering Common Stock of the Company, the Grantee must include with the notice of exercise the certificates for the Common Stock duly endorsed for transfer. The Company will value the Common Stock delivered by the Grantee at its Fair Market Value as of the date of receipt as set forth in the Plan and, if the value of the Common Stock delivered by the Grantee exceeds the amount required under this
Section 2.4.1, will return to the Grantee cash in an amount equal to the value, so determined, of any fractional portion of a share of Common Stock exceeding the amount required and will issue a certificate for any whole share of Common Stock exceeding the amount required.

                  2.4.2 The Grantee cannot buy any Common Stock under the Option unless, at the time the Grantee gives notice of exercise to the Company, the Grantee includes with such notice payment in cash, by certified or bank check, of all local, state, or federal withholding taxes due, if any, on account of buying Common Stock under the Option or gives other assurance to the Company satisfactory to the Committee of the payment of those withholding taxes.

         2.5      Transfer.

                  2.5.1 The Company shall deliver certificates for Common Stock bought under the Option as soon as practicable after receiving payment for the Common Stock and for any taxes under Section 2.4.2 hereof, and all documents required under the Plan and this Agreement. The certificates will be made out in the name of the Grantee.

                  2.5.2 If the Plan or any law, regulation, or interpretation requires the Company to take any action regarding the Common Stock before the Company issues certificates for the Common Stock being purchased, the Company may delay delivering the certificates for the Common Stock for the period necessary to take that action.

         SECTION 3.        TERMINATION.

         3.1 Generally. Except as otherwise provided in the Employment Agreement, this Agreement and the Plan, the Option may not be exercised unless the Grantee is then in the service or employ of the Company or a Parent or Subsidiary (collectively for purposes of this Agreement, the "Company"), and unless the Grantee has remained continuously so employed since the date of grant of the Option. Unless otherwise set forth in the Employment Agreement or determined by the Committee at or after the date of grant, in the event that the employment of the Grantee terminates, any portion of the Option that is exercisable at the time of such termination may be exercised by Grantee for a period of 90 days from the date of such termination or until the expiration of the stated term of the Option, whichever period is shorter. Provided, however, if Grantee remains employed by Company until the expiration of the Employment Period, Grantee shall have until the expiration of the Option Term to exercise the Options.

         3.2 Death or Disability. If the Grantee dies while employed by the Company (or within the period of extended exercisability provided herein), or if the Grantee's employment terminates by reason of Disability, the Option will become fully vested and exercisable (notwithstanding the provisions of Section
2.1 hereof), and may be exercised by the Grantee, by the legal representative of the Grantee's estate, or by the legatee under the Grantee's will at any time until the expiration of the term of the Option provided in Section 2.2 hereof.

         3.3 Retirement. If the Grantee's employment terminates by reason of Retirement, any portion of the Option may be exercised by Grantee, to the extent such portion was exercisable at the time of such Retirement or on such accelerated basis as the Committee may determine at or after the date of grant (but before the date of such Retirement) at any time until the expiration of the term of the Option provided in Section 2.2 hereof.

         3.4 Cause or by Grantee Without Good Reason. If the Grantee's employment is terminated by the Company for Cause or by Grantee Without Good Reason, as determined by the Committee in its sole discretion, the Option, to the extent not theretofore exercised, shall terminate on the date of such termination.

         3.5 Committee Discretion. Notwithstanding the provisions of subsections 3.1 through 3.4 above, but subject to the provisions of Section 4 below, the Committee may, in its sole discretion, at or after the date of grant (but before the date of termination), establish different terms and conditions pertaining to the effect on any Option of termination of Grantee's employment, to the extent permitted by applicable federal and state law.

         SECTION 4. GOVERNING PROVISIONS. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. Capitalized terms used but not defined herein shall have the same meanings ascribed to such terms in the Plan. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. If there is a difference or conflict between the provisions of this Agreement and/or the provisions of the Plan and the provisions of the Employment Agreement, the provisions of the Employment Agreement will govern. By signing this Agreement, the Grantee confirms that he has received a copy of the Plan.

         SECTION 5.        MISCELLANEOUS.

         5.1 Entire Agreement. This Agreement, the Employment Agreement and the Plan contain all of the understandings between the Company and Grantee concerning the Option and include any earlier negotiations and understandings. The Company and Grantee have made no promises, agreements, conditions, or understandings relating to the Option, either orally or in writing, that are not included in this Agreement, the Employment Agreement or the Plan.

         5.2 Employment. None of the provisions of this Agreement or the Plan will interfere with or limit the right of the Company to end the Grantee's employment pursuant to the terms of the Employment Agreement.

         5.3 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

         5.4 Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same agreement.

         5.5 Notice. Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company or the Committee, to the principal office of the Company and, if to Grantee, to the Grantee's last known address on the personnel records of the Company.

         5.6 Amendment. This Agreement may be amended by the Company, provided that unless the Grantee consents in writing, the Company cannot amend this Agreement if the amendment will materially change or impair the Grantee's rights under this Agreement and such change is not to the Grantee's benefit.

         5.7 Succession and Transfer. Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Grantee and their heirs, successors and assigns; however, neither the Option nor this Agreement is transferable, without the prior written consent of the Committee, other than (i) by will or by the laws of descent and distribution,
(ii) by the Grantee to a member of his Immediate Family, or (iii) to a trust for the benefit of the Grantee or a member of his Immediate Family.

         5.8 Governing Law. This Agreement shall be governed and construed exclusively in accordance with the law of the State of Delaware applicable to agreements to be performed in the State of Delaware to the extent it may apply.

         The Company and the Grantee have caused this Agreement to be signed and delivered as of the __ day of ________________, 2001.

                                      GAYLORD ENTERTAINMENT COMPANY


                                      By:
---------------------------------         --------------------------------------
Colin V. Reed                             Rod Connor, Senior Vice President and
                                          Chief Administrative Officer

                                    EXHIBIT C

                           RESTRICTED STOCK AGREEMENT

                          GAYLORD ENTERTAINMENT COMPANY
                  1997 OMNIBUS STOCK OPTION AND INCENTIVE PLAN

         This RESTRICTED STOCK AGREEMENT (the "Agreement") is by and between Gaylord Entertainment Company, a Delaware corporation (the "Company"), and Colin
V. Reed, (the "Grantee"), pursuant to the Company's 1997 Omnibus Stock Option and Incentive Plan (the "Plan").

         SECTION 1. RESTRICTED STOCK AWARD. Effective April 23, 2001 the Grantee is hereby awarded the right to receive 50,000 shares (the "Restricted Stock") of the Company's Common Stock, Par Value $ .01 per share (the "Common Stock"), subject to the terms and conditions of this Agreement and the Plan.

         SECTION 2. VESTING OF THE AWARD. The Grantee shall become vested in the number of shares of Restricted Stock as provided in the Executive's Employment Agreement between the Company and Grantee dated as of April 23, 2001, (the "Employment Agreement") (such number of shares referred to herein as the "Vested Stock") on the corresponding date set forth in the Employment Agreement (such date referred to herein as the "Vested Date"); provided that, as of the Vested Date, there has been no prior termination of Grantee's employment that, under the terms of the Employment Agreement, would preclude vesting of all or any part of the Restricted Stock.

         SECTION 3. DISTRIBUTION OF VESTED STOCK. Subject to the terms of the Employment Agreement, shares of Vested Stock will be distributed to the Grantee as soon as practicable after the Vested Date.

         SECTION 4. VOTING RIGHTS AND DIVIDENDS. Prior to the vesting of the Restricted Stock, certificates representing shares of the Restricted Stock will bear an appropriate legend in accordance with Section 10(b) of the Plan and will be held by the trustee of the Rabbi Trust as provided in the Employment Agreement. The trustee of the Rabbi Trust shall be entitled to vote the Restricted Stock and receive dividends thereon. No voting or dividend rights shall inure to the Grantee with respect to unvested shares of Restricted Stock following a termination pursuant to the terms of the Employment Agreement.

         SECTION 5. GOVERNING PROVISIONS. This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are also provisions of this Agreement. Capitalized terms used but not defined herein shall have the same meanings ascribed to such terms in the Plan. If there is a difference or conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. If there is a difference or conflict between the provisions of this Agreement and/or the provisions of the Plan and the provisions of the Employment Agreement, the provisions of the Employment Agreement will govern. By signing this Agreement, the Grantee confirms that he has received a copy of the Plan.

         SECTION 6.        MISCELLANEOUS.

                  6.1 Entire Agreement. This Agreement, the Employment Agreement, and the Plan contain the entire understanding and agreement between the Company and the Grantee concerning the Restricted Stock granted hereby and supersede any prior or contemporaneous negotiations and understandings. The Company and the Grantee have made no promises, agreements, conditions, or understandings relating to the Restricted Stock, either orally or in writing, that are not included in this Agreement, the Plan, or the Employment Agreement.

                  6.2 Employment. None of the provisions of this Agreement or the Plan will interfere with or limit the right of the Company to terminate the Grantee's employment pursuant to the terms of the Employment Agreement.

                  6.3 Captions. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of this Agreement.

                  6.4 Counterparts. This Agreement may be executed in counterparts, each of which when signed by the Company and the Grantee will be deemed an original and all of which together will be deemed the same agreement.

                  6.5 Notice. Any notice or communication having to do with this Agreement must be given by personal delivery or by certified mail, return receipt requested, addressed, if to the Company, to the principal office of the Company and, if to the Grantee, to the Grantee's last known address on the personnel records of the Company.

                  6.6 Amendment. This Agreement may be amended by the Company, provided that unless the Grantee consents in writing, the Company cannot amend this Agreement if the amendment will materially change or impair the Grantee's rights under this Agreement and such change is not to the Grantee's benefit. Nevertheless, the Committee shall have the authority to cancel all or any portion of any outstanding restrictions prior to the Vested Date with respect to any or all of the shares of the Restricted Stock awarded on such terms and conditions as the Committee shall deem appropriate.

                  6.7 Succession and Transfer. Each and all of the provisions of this Agreement are binding upon and inure to the benefit of the Company and the Grantee and their heirs, successors, and assigns. However, neither the Restricted Stock nor this Agreement is transferable prior to the Vested Date other than by will or by the laws of descent and distribution.

                  6.8 Governing Law. This Agreement shall be governed and construed exclusively in accordance with the law of the State of Delaware applicable to agreements to be performed in the State of Delaware to the extent it may apply.

                  IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement to be effective as of _____________, 2001.

GRANTEE:                            GAYLORD ENTERTAINMENT COMPANY


                                    By:
-------------------------------         ----------------------------------------
Colin V. Reed                           Rod Connor, Senior Vice President and
                                        Chief Administrative Officer

                                    EXHIBIT D

                        DEFERRED COMPENSATION RABBI TRUST
                        FOR THE BENEFIT OF COLIN V. REED

         This Agreement made as of this 23rd day of April, 2001, by and between GAYLORD ENTERTAINMENT COMPANY (the "Company") and SunTrust Bank, Nashville, N.A. (Trustee);

         WHEREAS, Colin V. Reed ("Executive") is employed as President and Chief Executive Officer of Company; and

         WHEREAS, Company and Executive have entered into that certain Executive Employment Agreement (the "Employment Agreement") dated as of April 23, 2001, wherein Company has obligated itself to make certain deferred compensation payments to Executive; and

         WHEREAS, all capitalized terms not defined herein shall have the same meaning given to those terms in the Employment Agreement; and

         WHEREAS, Company in accordance with the Employment Agreement, desires to establish a trust (hereinafter called "Trust") and to contribute to the Trust assets that shall be held therein, invested and reinvested as the case may be, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, until paid to Executive or his beneficiaries in such manner and at such times as specified in the Employment Agreement or under certain limited circumstances returned to Company; and

         WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement maintained for the purpose of providing deferred compensation for a member of a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974;

         WHEREAS, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities under the Employment Agreement;

         NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

         SECTION 1.        ESTABLISHMENT OF TRUST; SEPARATE SHARES.

         (a) Account A. Company has deposited with Trustee, an amount equal to the deferred portion of Executive's Signing Bonus, as provided in Section 3(a) of the Employment Agreement. Company shall deposit with Trustee on or before the dates specified in the Employment Agreement (i) an amount of cash equal to the deferred portion, if any, of his Guaranteed Bonus as provided in
Section 3(c)(i) of the Employment Agreement, and (ii) any other compensation that is deferred pursuant to the provisions of Section 6 of the Employment Agreement.

         (b) Account B. Within five (5) days of the date hereof, Company shall deposit with Trustee Fifty Thousand (50,000) restricted shares of Company's common stock, to be held, administered and disposed of by Trustee as provided in this Trust Agreement, pursuant to Section 4(b) of the Employment Agreement.

         (c) Subject to the provisions of Section 12(a), the Trust hereby established shall be irrevocable.

         (d) The Trust is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly.

         (e) Accounts A and B shall be administered separately and separate books and records shall be kept for each Account.

         (f) The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Executive and general creditors as herein set forth. Executive and his beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Employment Agreement and this Trust Agreement shall be mere unsecured contractual rights of Executive and his beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in
Section 3(a) herein.

         (g) Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash or other property in trust with Trustee to augment the principal of one or more of the Accounts established herein, to be held, administered and disposed of by Trustee as provided in this Trust Agreement. Neither Trustee, Executive nor any beneficiary shall have any right to compel such additional deposits.

         SECTION 2.        PAYMENT TO EXECUTIVE OR HIS BENEFICIARIES.

         (a) Company shall deliver to Trustee a schedule (the "Payment Schedule") that provides the amounts payable to Executive (and/or his beneficiaries), a formula or other instructions acceptable to Trustee for determining the amount so payable, the Account of the Trust from which such amount is payable, the form in which such amount is to be paid (as provided for or available under the Employment Agreement), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to Executive and his beneficiaries in accordance with such Payment Schedule. Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment of benefits pursuant to the terms of the Employment Agreement and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

         (b) The entitlement of Executive or his beneficiaries to benefits under the Employment Agreement shall be determined by Company, and any claim for such benefits shall be considered and reviewed under the procedures set out in that Agreement.

         (c) Company may make payment of benefits directly to Executive or his beneficiaries as they become due under the terms of the Employment Agreement. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Executive or his beneficiaries.

         SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT.

         (a) Trustee shall cease payment of benefits to Executive or his beneficiaries if Company is Insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

         (b) At all times during the continuance of this Trust, as provided in Section 1(f) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

                  (i) The Board of Directors of Company or the Chief Executive Officer shall have the duty to inform Trustee and Executive in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Executive or his beneficiaries.

                  (ii) Unless Trustee has actual knowledge of Company's Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

                  (iii) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Executive or his beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Executive or his beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Employment Agreement or otherwise.

                  (iv) Trustee shall resume the payment of benefits to Executive or his beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

         (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Executive or his beneficiaries under the terms of the Employment Agreement for the period of such discontinuance, less the aggregate amount of any payments made to Executive or his beneficiaries by Company in lieu of the payments provided for hereunder during such period of discontinuance.

         SECTION 4. PAYMENTS TO COMPANY. Except as provided in Section 3 hereof, Company shall have no right or power to direct Trustee to return to Company or to direct to others any of the trust assets before all payments of benefits have been made to Executive and his beneficiaries pursuant to the terms of the Employment Agreement.

         SECTION 5.        INVESTMENT AUTHORITY.

         (a) All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Executive. Company may direct Trustee to invest the assets of the Trust, and shall be held harmless from acting in such manner.

         (b) Trustee is authorized to invest cash contributed to the Trust in Account A in one or more mutual funds, without the requirement of diversification, and pursuant to the terms of the Employment Agreement.

         (c) Trustee is authorized to hold Company common stock contributed to the Trust in Account B as Company stock, provided that Trustee shall be authorized, pursuant to the terms of the Employment Agreement, at the direction of Company, to sell any shares which become unrestricted in each calendar year beginning in the year 2002 and to invest the proceeds in one or more mutual funds.

         (d) Unless Company instructs Trustee otherwise, Trustee is authorized and directed to reinvest dividends in any of the Accounts in the same investment as the investment giving rise to the dividend.

         (e) Company shall not bear any risk associated with the investment of the assets of the Trust in accordance with the terms of the Employment Agreement.

         SECTION 6.        DISPOSITION OF INCOME; ALLOCATION OF EXPENSES.

         (a) During the term of this Trust, all income received by the Trust, net of expenses, shall be accumulated and reinvested in such manner as Trustee deems appropriate.

         (b) While this Trust remains a grantor trust with respect to Company, Company shall bear all taxes attributable to income earned by Trust assets.

         (c) Transaction and investment expenses, other than Trustee fees and administrative expenses, shall be allocated to and borne by Trust assets.

         SECTION 7. ACCOUNTING BY TRUSTEE. Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within 60 days following the close of each calendar quarter and within 30 days after the removal or resignation of Trustee, Trustee shall deliver to Company and Executive a written account of its administration of the Trust during such calendar quarter or during the period from the close of the last preceding calendar quarter to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such calendar quarter or as of the date of such removal or resignation, as the case may be.

         SECTION 8.        RESPONSIBILITY OF TRUSTEE.

         (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Employment Agreement or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

         (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments. If Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust.

         (c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

         (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder.

         (e) Trustee shall have, without exclusion, all powers conferred on Trustees by Tennessee Code Annotated, ss. 35-50-110 and other applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

         (f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

         SECTION 9. COMPENSATION AND EXPENSES OF TRUSTEE. Company shall pay all administrative and Trustee's fees and expenses.

         SECTION 10.       RESIGNATION AND REMOVAL OF TRUSTEE.

         (a) Trustee may resign at any time by written notice to Company and Executive, which shall be effective 30 days after receipt of such notice unless Company, Executive and Trustee agree otherwise.

         (b) Trustee may be removed by Company on 30 days notice or upon shorter notice accepted by Trustee. A copy of any such notice shall be provided to Executive on the same date as such notice is provided to Trustee.

         (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 30 days after receipt of notice of resignation, removal or transfer, unless Company extends the time limit.

         (d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

         SECTION 11.       APPOINTMENT OF SUCCESSOR.

         (a) If Trustee resigns or is removed in accordance with Section 10(a) or (b) hereof, Company may, with the consent of Executive, appoint any third party, such as a bank trust department or other party that may be granted corporate trustee powers under state law, as a successor to replace Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new Trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

         (b) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

         SECTION 12.       AMENDMENT OR TERMINATION.

         (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company, subject to the consent of Executive. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Employment Agreement or shall make the Trust revocable.

         (b) The Trust shall not terminate until the date on which Executive and his beneficiaries are no longer entitled to benefits pursuant to the terms of the Employment Agreement. Upon termination of the Trust any assets remaining in the Trust shall be returned to Company.

         (c) Upon written approval of Executive or beneficiaries entitled to payment of benefits pursuant to the terms of the Employment Agreement, Company may terminate this Trust prior to the time all benefit payments under the Employment Agreement have been made. All assets in the Trust at termination shall be returned to Company.

         SECTION 13.       MISCELLANEOUS.

         (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

         (b) Benefits payable to Executive or his beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

         (c) This Trust Agreement shall be governed by and construed in accordance with the laws of Tennessee.

         SECTION 14. EFFECTIVE DATE. The effective date of this Trust Agreement shall be April ______, 2001.

         IN WITNESS WHEREOF, the parties, by their respective duly authorized representatives, have executed this Agreement as of the date first recited above.

                                   GAYLORD ENTERTAINMENT COMPANY


                                   By:
                                       -----------------------------------------
                                       Rod Conner, Chief Administrative Officer
Attest:
       -------------------------

                                   TRUSTEE:

                                   SUNTRUST BANK, NASHVILLE, N.A.


                                   By:
                                        ----------------------------------------

Attest:
       -------------------------
                                   Its:
                                        ----------------------------------------